Exhibit 99.1
CONTACT: Philip G. Franklin
Vice President, Operations Support & CFO (773) 628-0810
LITTELFUSE RAISES GUIDANCE FOR FIRST QUARTER
     CHICAGO, April 9, 2010 — Littelfuse, Inc. (NASDAQ:LFUS) today announced revised guidance for the first quarter of 2010 as follows:
•	Sales for the first quarter of 2010 are now expected to be approximately $144 million, which represents growth of 71% year over year and 13% sequentially. Previous guidance called for sales in the range of $130 to $138 million.

•	Operating expenses are expected to be higher than previously anticipated due to higher logistics and premium freight costs to accommodate the sharp increase in customer demand and higher incentive plan accruals related to stronger-than-expected profitability.

•	Pre-tax operating margin is expected to be approximately 15%.

•	Earnings for the first quarter of 2010 are expected to be in the range of $0.67 to $0.71 per diluted share. Previous guidance called for earnings in the range of $0.50 to $0.62 per diluted share.
     “Electronics and automotive demand is exceeding our forecast in all regions, and Startco is performing at the high end of expectations,” said Gordon Hunter, Chief Executive Officer. “Order rates and backlog for most products increased as we progressed through the first quarter.”
     No conference call will be held in conjunction with this revised guidance. Littelfuse is scheduled to release financial results for the first quarter on May 6, 2010.
About Littelfuse
     As the worldwide leader in circuit protection products and solutions with annual sales of $430.1 million in 2009, the Littelfuse portfolio is backed by industry-leading technical support, design and manufacturing expertise. Littelfuse products are vital components in virtually every product that uses electrical energy, including automobiles, computers, consumer electronics, handheld devices, industrial equipment and telecom/datacom
-more-

circuits. Littelfuse offers Teccor®, Wickmann®and Pudenz® brand circuit protection products. In addition to its Chicago, Illinois, world headquarters, Littelfuse has sales, distribution, manufacturing and engineering facilities in Brazil, Canada, China, England, Germany, Hong Kong, India, Japan, Korea, Mexico, the Netherlands, the Philippines, Singapore, Taiwan and the U.S.
     For more information, please visit Littelfuse’s web site at www.littelfuse.com.
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. The statements in this press release that are not historical facts are intended to constitute “forward-looking statements” entitled to the safe-harbor provisions of the PSLRA. These statements may involve risks and uncertainties, including, but not limited to, risks relating to product demand and market acceptance, economic conditions, the impact of competitive products and pricing, product quality problems or product recalls, capacity and supply difficulties or constraints, coal mining exposures reserves, failure of an indemnification for environmental liability, exchange rate fluctuations, commodity price fluctuations, the effect of the company’s accounting policies, labor disputes, restructuring costs in excess of expectations, pension plan asset returns less than assumed, integration of acquisitions and other risks which may be detailed in the company’s Securities and Exchange Commission filings. Should one or more of these risks or uncertainties materialize or should the underlying assumptions prove incorrect, actual results and outcomes may differ materially from those indicated or implied in the forward-looking statements. This report should be read in conjunction with information provided in the financial statements appearing in the company’s Annual Report on Form 10-K for the year ended January 2, 2010. For a further discussion of the risk factors of the company, please see Item 1A. “Risk Factors” to the company’s Annual Report on Form 10-K for the year ended January 2, 2010.
# # #